Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2021, relating to the financial statements and financial highlights of Amplify Emerging Markets FinTech ETF (formerly Amplify International Online Retail ETF) (the “Fund”), a series of Amplify ETF Trust, for the year ended October 31, 2021, and to the references to our firm under the headings “Financial Highlights” and “Fund Service Providers” in the Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, LTD.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

February 8, 2021